PRIVACY POLICY

As required under the U.S. Federal Trade Commission’s “Privacy of Consumer Financial Information Rules”, we are providing this Privacy Notice to individual Stockholders residing outside of the EU (i.e., Stockholders who are natural persons or “alter egos” of individuals (e.g., revocable grantor trusts, IRAs and certain estate planning vehicles)) in order to inform you of our privacy policies and practices with respect to your personal information.

It is important to note that we have always treated the personal information we receive from all of our Stockholders with sensitivity and plan to continue that practice. Certain disclosures are “permitted under the rules” (for example disclosures to accountants and attorneys for the funds) and the rules allow an individual Stockholder to elect to “opt out” of any other disclosures to unaffiliated third parties. We believe that all of our existing and future anticipated disclosures are permissible under these new rules and will therefore not be affected by an “opt out” election.

In connection with the formation and ongoing activities of our private investment funds, we collect and maintain nonpublic personal information about our individual Stockholders from the following sources:

a.Information we receive from Stockholders in subscription agreements, investor questionnaires or other forms that Stockholders submit to us or contracts that Stockholders enter into with us;

b.Information related to Stockholders’ transactions with us and our affiliates;

c.Information related to Stockholders’ transactions with nonaffiliated third parties; and

d.Information obtained from Stockholders in meetings, telephone conversations, voicemails, written correspondence and via email or other forms of communication.

We may disclose any of the information we collect, as described above, to third parties and to our affiliates for our everyday business purposes, such as to complete investments by our investment funds, to maintain your accounts, to complete transactions that you request, to respond to court orders and legal investigations and other customary uses in connection with the activities of our investment funds. For example, we may disclose the information we collect, as described above, to:

a.Financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by or operations of our investment funds; and

b.Actual and potential portfolio companies, purchasers thereof and potential co-investors, and each of their respective advisors if requested in connection with an investment or disposition.

We may also disclose personal information about Stockholders to nonaffiliated third parties as permitted by law and in accordance with the agreements governing your investment in our private funds, including:

a.Other service providers to our investment funds and/or their general partners, managers and affiliates, such as those who provide accounting, legal, or tax preparation services;

b.Other partners and potential investors in our investment funds; and

c.Transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to our partners.

With respect to former Stockholders, we maintain personal information of our former Stockholders and apply the same policies that apply to current Stockholders.

To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.

This notice replaces all previous statements of our privacy policy for non-EU individuals. As required by law, we will notify Stockholders annually of our privacy policy for non-EU individuals. We reserve the right to modify our privacy policies and this Privacy Notice at any time and will keep Stockholders informed of changes. The examples contained within this Privacy Notice are illustrations only and are not intended to be exclusive. This Privacy Notice is intended to comply with the privacy provisions of applicable U.S. federal law. A Stockholder may have additional rights under other foreign or domestic laws that may apply such Stockholder.

EU Privacy Notice

This EU Privacy Notice applies to the extent that EU Data Protection Legislation (as defined below) applies to the processing of personal data by an Authorized Entity (as defined below) or to the extent that a data subject is a resident of the United Kingdom (the “UK”), the European Union (the “EU”) or the EEA. If this EU Privacy Notice applies, the data subject has certain rights with respect to such personal data, as outlined below.

For the purposes of this EU Privacy Notice: (i) “EU Data Protection Legislation” means all applicable legislation and regulations relating to the protection of personal data in force from time to time in the EU, the EEA, or the UK, including (without limitation): the Data Protection Directive (95/46/EC), the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, or any other legislation which implements any other current or future legal act of the European Union or the UK concerning the protection and processing of personal data (including Regulation (EU) 2016/679 (the General Data Protection Regulation) and any national implementing or successor legislation (including the Data Protection Act 2018)), and including any amendment or re-enactment of the foregoing; and (ii) “data controller”, “data processor”, “data subject”, “personal data” and “processing and process” shall have the meanings given to them under applicable EU Data Protection Legislation.

If any Stockholder has any questions about this EU Privacy Notice and whether any of the following applies to such Stockholder, please contact us.

We are sensitive to the privacy concerns of our individual Stockholders. We have a policy of protecting the confidentiality and security of information we collect about Stockholders. We are providing Stockholders this EU Privacy Notice to help Stockholders better understand why and how we collect certain personal data, the care with which we treat that personal data, and how we use that personal data.

Categories of personal data collected and lawful bases for processing

In connection with forming and operating our private investment funds for our Stockholders, we, the Adviser, their affiliates and, in each case, their respective administrators, legal and other advisors and agents (the “Authorized Entities”, “we” or “our”) collect, record, store, adapt, and otherwise process and use personal data either relating to Stockholders, or to any other person, partner, officer, director, employee, shareholder, ultimate beneficial owner or affiliate of the Stockholder, or to any other data subject from the following sources:

a.information we receive from Stockholders in conversations over the telephone, in voicemails, through written correspondence, via email, or on subscription agreements, investor questionnaires, applications or other forms (including, without limitation, any anti-money laundering, identification, and verification documentation);

b.information about Stockholders’ transactions with us or others;

c.information captured on our website, including registration information and any information captured via “cookies”; and

d.information relating to Stockholders from available public sources.

We may process the following categories of personal data:

a.names, dates of birth and birth place;

b.contact details and professional addresses (including physical address, email address and telephone number);

c.account data and other information contained in any document provided by the Stockholder to the Authorized Entities (whether directly or indirectly);

d.information regarding your status under various laws and regulations, including your tax status, income and assets;

e.information regarding your interest in our funds, including ownership percentage, capital investment, income and losses;

f.information regarding your citizenship and location of residence;

g.source of funds used to make the investment in our funds; and

h.anti-money laundering, identification (including passport and drivers’ license), and verification documentation.

Any Authorized Entity may, in certain circumstances, combine personal data it receives from a Stockholder with information collected from, or about such Stockholder. This will include information collected in an online or offline context.

One or more of the Authorized Entities are each data controllers of personal data collected in connection with this offering. In simple terms, this means such Authorized Entities: (i) “control” the personal data that they or other Authorized Entities collect from potential investors or other sources; and (ii) make certain decisions on how to use and protect such personal data.

We rely on the legal bases of contractual necessity to provide the services described in this Memorandum and our legitimate interests in operating our businesses, in each case, to process the personal data as set out in this EU Privacy Notice. From time to time, we may need to process the personal data on other legal bases, including: with the Stockholder’s explicit consent; to comply with a legal obligation; if it is necessary to protect the vital interests of the Stockholder or other data subjects; or if it is necessary for a task carried out in the public interest.

The Stockholder’s failure to provide the personal data requested to fulfil the purposes described in this EU Privacy Notice may result in us being unable to provide the services described in this Memorandum.

Purpose of processing

We will process the personal data for the following purposes:

a.for the performance of, or in connection with, the terms of this Memorandum and the operation of our funds, including processing the personal data in connection with credit, anti-money laundering and sanction list checks, identification of a professional investor qualification checks, and for the purpose of complying with the applicable laws in connection thereto;

b.in our legitimate business interests in relation to communicating with you as necessary in connection with its affairs and generally in connection with its interest in the Company;

c.in our legitimate business interests in relation to managing corporate transactions, such as investments, mergers or acquisitions;

d.in our legitimate business interests to understand and improve our fund business or investor relationships generally and to market our funds to our current and former investors (in each case, to the extent permitted by EU Data Protection Legislation);

e.to administer, manage and set up your investor account(s) to allow you to purchase your holding (of shares) in our funds (and any other funds operated by us or our affiliates);

f.to facilitate the execution, continuation or termination of the contractual relationship between you and us;

g.to facilitate the transfer of funds, and administering and facilitating any other transaction, between you and us;

h.to enable any actual or proposed assignee or transferee, participant or sub-participant of our rights or obligations to evaluate proposed transactions;

i.to facilitate business asset transactions involving us;

j.to enable or administer our funds and for account administration purposes;

k.where necessary or advisable in connection with applicable law or regulatory requirement; and

l.for any other purposes notified to you or agreed in writing with you (as applicable) from time to time.

The Authorized Entities monitor communications where the law requires them to do so. The Authorized Entities also monitor communications, where required to do so, to comply with regulatory rules and practices and, where permitted to do so, to protect their respective businesses and the security of their respective systems.

Sharing and transfers of personal data

In addition to disclosing personal data among the Authorized Entities, we will disclose personal data where permitted by EU Data Protection Legislation and to our service providers, employees, agents, contractors, consultants, professional advisers, lenders, data processors and other persons employed and/or retained by us in order to fulfil the purposes described in this EU Privacy Notice. In addition, we may share personal data with regulatory bodies having competent jurisdiction over us, as well as with the tax authorities, auditors and tax advisers (where necessary or required by law).

Any Authorized Entity may transfer personal data to a Non-Equivalent Country (as defined below), in order to fulfil the purposes described in this EU Privacy Notice and in accordance with applicable law, including where such transfer is a matter of contractual necessity to enter into, perform and administer this offering, and to implement requested pre-contractual measures. For information on the safeguards applied to such transfers, please contact us. For the purposes of this EU Privacy Notice, “Non-Equivalent Country” shall mean a country or territory other than (i) a member state of the European Economic Area; or (ii) a country or territory which has at the relevant time been decided by the European Commission in accordance with EU Data Protection Legislation to ensure an adequate level of protection for personal data.

Retention and security of personal data

We consider the protection of personal data to be a sound business practice, and to that end, we employ appropriate technical and organizational measures, including robust physical,

electronic and procedural safeguards to protect your personal data in our possession or under our control.

We shall not retain personal data for longer than necessary with regard to the purposes described in this EU Privacy Notice, unless we are required by law to retain personal data for a longer period. We maintain personal data of our former Stockholders and apply the same policies that apply to current Stockholders.

Data subject rights

We acknowledge that, subject to applicable EU Data Protection Legislation, you, or the data subjects to which personal data relates, have rights under EU Data Protection Legislation: to obtain information about, or (where applicable) withdraw any consent given in relation to, the processing of personal data by us; to access and receive a copy of their personal data and/or request rectification or erasure of their personal data; to exercise his or her right to data portability; and the right not to be subject to automated decision making. Please note that it may not always be possible for us to erase your personal data on your request, due to legal obligations. In addition, should you request erasure of the personal data requested to fulfil the purposes described in this EU Privacy Notice, we may be unable to provide the services required by you pursuant to this Memorandum.

In case the data subject to whom personal data relate disagrees with the way in which his or her personal data is being processed in relation to this Memorandum, the data subject has the right to object to this processing of personal data and request restriction of the processing. The data subject may also lodge a complaint with the competent data protection supervisory authority in the relevant jurisdiction.

The data subject may raise any request relating to the processing of his or her personal data with us.

Privacy Notice Supplement For California Residents

This California Privacy Notice applies solely to California residents. This California Privacy Notice uses certain terms that have the meaning given to them in the California Consumer Privacy Act of 2018 and its implementing regulations (the “CCPA”).

1.Notice of Collection and Use of Personal Information. We may collect the following categories of personal information about you online or offline:

•Identifiers: identifiers such as a real name, alias, postal address, telephone number, email address, account name, Social Security number, driver’s license number, passport number, and other similar identifiers

•Additional Data Subject to Cal. Civ. Code § 1798.80: signature, state identification card number, education, bank account number, and other financial information

•Protected Classifications: characteristics of protected classifications under California or federal law, such as national origin, age, sex, gender, marital status or citizenship status

•Employment Information: professional or employment-related information

We may use the categories of personal information listed above for certain business or commercial purposes, as described in this table:

Purposes	Categories of Personal Information
For our everyday business purposes, such as to complete investments by our investment funds, to maintain subscribers’ accounts, to complete transactions that subscribers request and other customary uses in connection with the activities of our investment funds	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information;
Conducting anti-money laundering KYC due diligence activities in connection with a subscriber’s investment	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information;
For responding to court orders and legal investigations and other customary uses in connection with the activities of our investment funds	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information;

2.Our Prior Collection, Use and Disclosure of Personal Information. We may have collected and used your personal information, as described in section 1 above, during the 12-month period prior to the effective date of this California Privacy Notice. For the personal information collected during that timeframe, we describe below: (a) the categories of sources from which we may have obtained the personal information, (b) the categories of third parties with whom we may have shared the information, and (c) the categories of personal information we may have disclosed for a business purpose.

a.Sources of Personal Information. We may have obtained personal information about you from various sources, as described below.

Categories of Sources of Data Collection	Categories of Personal Information
Directly from you, such as when you provide information through surveys, emails, calls, forms, and other features on our website	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information
From your devices, such as when you visit our website	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information
Our affiliates	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information;
Businesses that we are evaluating in connection with a potential investment or business opportunity	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information

b.Sharing of Personal Information. We may have shared your personal information with certain categories of third parties, as described below.

Categories of Third Parties	Categories of Personal Information
Our affiliates	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information
Vendors who provide services on our behalf	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information
Professional services organizations, such as auditors and law firms	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information
Government entities	Identifiers; Additional Data Subject to Cal. Civ. Code § 1798.80; Protected Classifications; Employment Information

c.Disclosure of Personal Information for a Business Purpose. We may have disclosed to third parties the following categories of personal information for a business purpose:

•Identifiers: identifiers such as a real name, alias, postal address, telephone number email address, account name, Social Security number, driver’s license number, passport number, and other similar identifiers

•Additional Data Subject to Cal. Civ. Code § 1798.80: signature, state identification card number, education, bank account number, and other financial information

•Protected Classifications: characteristics of protected classifications under California or federal law, such as race, color, national origin, age, sex, gender, marital status or citizenship status

•Employment Information: professional or employment-related information

3.California Consumer Privacy Rights. You have certain choices regarding our use and disclosure of your personal information, as described below.

Access: You may have the right to request, twice in a 12-month period, that we disclose to you the personal information we have collected, used and disclosed about you during the past 12 months.

Deletion: You have the right to request that we delete certain personal information we have collected from you.

How to Submit a Request: To submit an access or deletion request or submit a Shine the Light request, email: privacy@vistaequitypartners.com.

Verifying Requests: To help protect your privacy and maintain security, we will take steps to verify your identity before granting you access to your personal information or complying with your request. If you designate an authorized agent to make an access or deletion request on your behalf (1) we may require you to provide the authorized agent written permission to do so, and (2) for access and deletion requests, we may require you to verify your own identity directly with us (as described above).

Additional Information: If you choose to exercise any of your rights under the CCPA, you have the right to not receive discriminatory treatment by us. To the extent permitted by applicable law, we may charge a reasonable fee to comply with your request. This California Privacy Notice is available in alternative formats upon request. Please contact privacy@vistaequitypartners.com to request this California Privacy Notice in an alternative format.